Exhibit 99.2

Dimitrius M. Hutcherson

17299 Bonstelle Avenue

Southfield, MI 48075

August 15, 2026

Ms. Lynda Chervil, CEO

Internet Sciences, Inc.

RE:	Resignation from Internet Sciences, Inc. Board of Directors

Sent via email to: chervil@internetsciences.co

Dear CEO Chervil,

I am writing to formally tender my resignation from the Internet Sciences, Inc. Board of Directors, effective immediately.

Serving on the Board has been a privilege, and I am grateful for the opportunity to contribute to the company, and work alongside you and the other Board members. I appreciate the experiences and relationships developed during my tenure.

I wish you, the Board, and everyone at Internet Sciences, Inc. continued success and all the very best in the future.

Thank you for the opportunity to serve.

Sincerely,

/s/ Dimitrius M. Hutcherson
Dimitrius M. Hutcherson